Exhibit 99.1 Press Release 5-30-06

Chembio Receives FDA Approval for its Rapid HIV Tests

Company Expects New Market Opportunities and Revenue Growth

MEDFORD, N.Y. - May 30, 2006 - Chembio Diagnostics, Inc. (OTCBB:CEMI) has received approval from the U.S. Food and Drug Administration (FDA) for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid test Pre-Market Applications (PMAs). The approved PMAs allow Chembio to market its rapid HIV tests to clinical laboratories and hospitals in the United States. FDA approval also allows Chembio to further expand its international marketing efforts into countries that require regulatory approval in the manufacturer’s country of domicile.

Lawrence Siebert, President and CEO of Chembio commented, “On behalf of all of our shareholders, I would like to congratulate our dedicated employees who have worked so hard for this achievement, one that has been accomplished with remarkable efficiency because of their hard work and commitment. FDA approval opens up the very important U.S. market to Chembio, one that should produce significant revenues. This importance has increased in view of the recommendations that are reportedly forthcoming from the United States Centers for Disease Control that HIV tests become a part of routine medical care for most Americans. Rapid HIV tests are essential tools for HIV prevention and treatment campaigns in the United States and globally, and these campaigns are scaling up. Chembio remains committed to being a global provider of competitively priced rapid HIV tests in order to help address this global epidemic. We expect that our rapid HIV tests will be sold in the U.S. market at higher average selling prices than our current sales to the developing world given our investment and ongoing costs related to U.S. approval, marketing and distribution.”

SURE CHECK HIV 1/2 and HIV 1/2 STAT-PAK rapid tests are easy to perform. They are highly sensitive (99.7% for HIV-1 and 100% for HIV-2) and specific (99.9%). The tests have a rapid turnaround time of approximately 15 minutes. They are safe to use, requiring a very small sample of whole blood (as little as 2.5-5.0 micro-liters which is approximately 1/10 of a drop of blood), easily obtained with a finger prick. Chembio’s FDA PMA approval is for use not only with finger-stick whole blood samples but also with venous whole blood, serum and plasma samples. Both products have a built-in internal control (a true IgG), which gives confirmation of sample addition as well as valid test performance.

Chembio’s tests uniquely offer a 24-month shelf life from date of manufacture at 46-86° Fahrenheit (8-30°C.), a significant advantage over other products currently on the market. This advantage may become more important if rapid HIV tests such as Chembio’s are approved for the over the counter markets in accordance with guidelines that the FDA’s Blood Products Advisory Committee (BPAC) recently recommended.

Chembio believes that the U.S. rapid HIV test professional market will exceed $50 million within the next couple of years. The U.S. market opportunity has been developing first in the public health and hospital emergency room segments. As a result of increased advocacy for routine testing as has been widely reported recently, this market will likely increase to include use of this technology in physician’s offices, prisons, and other venues.

In the State of the Union Address this year, President Bush proposed more than $90 million for the purchase and distribution of rapid HIV tests for the testing of more than 3 million additional Americans. Worldwide, based upon an analysis done by the Global Business Coalition of HIV/AIDS (www.businessfightsaids.org), hundreds of millions of people will need to be tested over the next several years in order to insure that funded treatment targets are achieved.

The Company intends to file, during this current quarter, an application to the FDA for a waiver under the Clinical Laboratory Improvement Act (CLIA) of 1988. The CLIA waiver would expand the usage settings of the tests to beyond laboratories and hospitals to public health clinics, physicians’ offices, and other venues. The Company has completed the studies required in order to submit the CLIA waiver application. The Company believes there are only two other rapid HIV tests that are PMA approved products and that are also CLIA waived. Chembio believes that its tests will meet the CLIA waiver requirements.

Chembio is currently in discussions with a U.S. marketing partner that it anticipates will exclusively market these products in the U.S. These discussions are continuing, though there is no assurance that these discussions will result in a definitive agreement.

ABOUT CHEMBIO
Chembio Diagnostics, Inc. possesses expertise in the development and manufacture of rapid diagnostic tests for various infectious diseases. Chembio is on the frontline of the global battle against the devastating AIDS pandemic. This battle, to which the United States alone has pledged $15 billion in international aid, is the impetus behind Chembio’s development of rapid HIV tests. Because rapid tests can detect HIV antibodies within minutes, the massive prevention and treatment programs that are now scaling up can be much more effective by providing results for earlier treatment. Chembio is one of four recommended global rapid HIV test suppliers under the Clinton HIV/AIDS Initiative (www.clintonfoundation.org). The Company also manufactures additional rapid tests that it has developed for other deadly diseases, including human and veterinary Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the wholly owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
Investor Relations: Vince Daniels/James Carbonara
Media Relations: Judy Katz/Susan Morgenbesser
The Investor Relations Group
(212) 825-3210